UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 9, 2017

ADVERUM BIOTECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36579	20-5258327
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 272-6269

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On February 9, 2017, Jennifer Cheng, Ph.D, J.D., age 44, was appointed to serve as the vice president and general counsel of Adverum Biotechnologies, Inc. (the “Company”). Dr. Cheng has served as vice president and associate general counsel of the Company since February 2016, and previously served as the senior patent counsel, director of intellectual property of the Company from June 2015 to February 2016. Prior to joining the Company, she served as a patent counsel at Allergan plc, a global pharmaceutical company, from March 2013 to May 2015 and as the senior patent counsel at MAP Pharmaceuticals, a biotechnology company, from June 2011 until its acquisition by Allergan in March 2013. From August 2008 to May 2011, Dr. Cheng served as the manager of intellectual property at Solazyme, Inc., a biotechnology company, and previously was a patent counsel at Raven Biotechnologies, Inc., a biotechnology company. Dr. Cheng received a B.A. from the University of California, Berkeley, a Ph.D. in tumor cell biology and molecular medicine from Northwestern University and a J.D. from Santa Clara University School of Law.

There are no family relationships between Dr. Cheng and any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Dr. Cheng and any other persons pursuant to which she was selected as vice president and general counsel. Dr. Cheng has no direct or indirect material interest in any transaction or currently proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2017	ADVERUM BIOTECHNOLOGIES, INC.

	By:	/s/ Leone Patterson
Leone Patterson, Chief Financial Officer